owc PHARMACEUTICAL  RESEARCH
CORP.

FORM 8-K
(Current report filing)

Filed 12/26/19 for the Period Ending   12/20/19

Telephone
CIK
Symbol SIC Code Industry Sector Fiscal Year

972-72-2608004
0001431934
OWCP
3841 - Surgical and Medical Instruments and Apparatus Advanced Medical Equipment &  Technology
Healthcare 12/31

UNITED STATES
SECURITIES  AND EXCHANGE  COMMISSION
Washington,  D.C. 20549

FORM8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2019

OWC Pharmaceutical Research Corp.
(Exact Name of Registrant as Specified in its Charter) Commission File No.: 0-54856

Delaware
(State oflncorporation)

2 Ben Gurion Street, Ramat Gan, Israel
(Address of Principal Executive Offices)

98-0573566
(I.RS. Employer  Identification No.)

4514760
(Zip Code)

Registrant's Telephone Number, including area code: 972 (0) 3-758-2657

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule I3e-4(c) under the Exchange Act (17 CFR 240.I3e-4(c)) Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class
None

Trading Symbol
None

Name of each exchange on
which registered

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (S230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (S240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 3.03 Material Modification to Rights of Security Holders.

On December 23, 2019, OWC Pharmaceutical Research Corp., filed with the Secretary of State of the State of Delaware a Certificate of Designation with respect to its Series B Convertible Preferred Stock (the "Certificate of Designation"). The Certificate of Designations designates 150,000 shares of its authorized but previously undesignated shares of preferred stock as Series B Convertible Preferred Stock, par value $0.00001 per share (the "Preferred Stock"). Each share of the Preferred Stock is convertible at the option of the holder or the Company into 1,000 shares of the Company's Common Stock, par value $0.00001 per share (the "Common Stock"), provided that, at the time of conversion there are a sufficient number of shares of authorized but unissued shares of Common Stock that are not reserved for other purposes. With respect to the payment of dividends, redemption rights and distributions and payments upon liquidation, dissolution or winding up, the Preferred Stock will be equal in rank to the Common Stock and junior in rank to the Company's Series A Convertible Preferred Stock and all shares of preferred capital stock of the Company that may be issued in the future, unless such preferred capital stock issued in the future is expressly junior in rank to the Preferred Stock.

In connection with the previously disclosed settlement between the Company and Ziv Turner, the former General Manager of the Company's subsidiary, One World Cannabis Ltd, the Company will issue 43,675 Preferred Stock in satisfaction of the Company's initial obligations under the settlement.

The foregoing summary of the Certificate of Designation is not complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 23, 2019, the Company filed the Certificate of Designation with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges, qualifications, restrictions and limitations of the Series B Convertible Preferred Stock. The Certificate of Designation became effective with the Secretary of State of the State of Delaware upon filing. A copy of the Certificate of Designation is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a) The Company's Special Meeting of Stockholders was held on December 20, 2019 (the Meeting). Stockholders voted on the matters set forth below.

(b) (I) A quorum was present at the Meeting in person or by proxy and the holders of shares entitled to vote on the following matter were voted in connection with the authorization of the Company's Board of Directors to effect a reverse stock split of the Company's outstanding Common Stock, $0.00001 par value per share, at any ratio up to l-for-700, at such time as the Company's Board of Directors shall determine, in its sole discretion, before December 31, 2020 ("Proposal No. l").

The number of votes cast with respect to this matter was as follows:

Votes For

Votes Against Abstentions

0 /o Votes For

103,710,603

118,497,713

1,639,343

46%

(2) The holders of shares entitled to vote on the following matter were voted in connection with the approval of one or more adjournments to the Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Meeting cast in favor of Proposal No. 1.

The number of votes cast with respect to this matter was as follows:

Votes For
94,173,188

Votes Against Abstentions 0 /o Votes For

119,457,718 4,216,753 43%

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3 .l

-Ce-rtif-ica-te -of -De-sig-nat-ion-of-Se-rie-s B-C-onv-er-tibl-e P-ref-err-ed-Sto-ck-of-OW-C-P-har-ma-ceu-tic-al -Re-sea-rch-C-om-.

--------------

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
owe PHARMACEUTICAL RESEARCH CORP.

Dated: December 26, 2019

By: Name: Title:

Isl Mordechai Bignitz Mordechai Bignitz Chief Executive Officer